PACIFIC CONTINENTAL CORPORATION
PACIFIC CONTINENTAL BANK

CODE OF ETHICS
FOR SENIOR FINANCIAL OFFICERS

Pacific Continental Corporation (“Company”) and Pacific Continental Bank (“Bank”) expects the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions to adhere and advocate to the Company’s Conflict of Interest/ Code of Ethics/ Confidentiality Policy and to the following principles governing their professional and ethical conduct:

•	Conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•	Prepare periodic reports filed with the public, the SEC and other regulatory agencies in an accurate, complete, fair and understandable manner.

•	Comply with the SEC, Nasdaq, and other regulatory bodies as well as Federal, State, and local government laws and regulations having jurisdiction on Pacific Continental Corporation and individuals.

•	To not act upon or disclose “non-public material” information prior to it being made generally available to the public.

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Respect the confidentiality of sensitive information revealed during the course of his/her job responsibilities; and, except on a need to know basis, to not reveal or discuss sensitive information unless previously authorized or legally obligated to do so.

•	Require ethical behavior among subordinates and peers within the organization(s).

•	To not use corporate information, assets, opportunities or his/her position with Pacific Continental for personal gain or privilege.

•	To annually certify in writing to the Board of Directors compliance with this “Code of Ethics.”

The board of directors of Pacific Continental will review and when necessary make changes and adopt the revised policy.  The board has the authority to take action concerning violations of this Policy and the Conflict of Interest/Code of Ethics/Confidentiality Policy of Pacific Continental Corporation and Bank.

When required Pacific Continental will make this document public by filing as an exhibit in annual reports.  Changes to the Code of Ethics for Senior Financial Officers will be disclosed on a Form 8-K.

Approved by the Board of Directors, September 16, 2003
Reviewed and approved by the Board of Directors July 13, 2004
Reviewed and approved by the Board of Directors July 19, 2005
Reviewed and approved by the Board of Directors July 18, 2006
Reviewed and approved by the Board of Directors July 17, 2007